EXHIBIT 99.2

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Revenues:
Product sales	$2,634	$2,321	$7,549	$7,094
Royalties	687	524	1,932	1,427
Contract revenue	91	63	230	234
Total operating revenues	3,412	2,908	9,711	8,755

Costs and expenses:
Cost of sales (includes employee stock-based compensation expense: three months–2008–$20; 2007–$16; nine months–2008–$62; 2007–$49)	409	406	1,240	1,227
Research and development (includes employee stock-based compensation expense: three months–2008–$39; 2007–$37; nine months–2008–$119; 2007–$114)	777	615	2,043	1,828
Marketing, general and administrative (includes employee stock-based compensation expense: three months–2008–$44; 2007–$44; nine months–2008–$130; 2007–$137)	611	541	1,687	1,564
Collaboration profit sharing	315	276	907	805
Write-off of in-process research and development related to acquisition(1)	-	77	-	77
Gain on acquisition(1)	-	(121)	-	(121)
Recurring amortization charges related to redemption and acquisition(2)	43	38	129	90
Special items: litigation-related	40	14	(260)	41
Total costs and expenses	2,195	1,846	5,746	5,511

Operating income	1,217	1,062	3,965	3,244

Other income (expense):
Interest and other income (expense), net(3)	(33)	84	133	233
Interest expense	(25)	(18)	(57)	(53)
Total other income (expense), net	(58)	66	76	180

Income before taxes	1,159	1,128	4,041	3,424
Income tax provision	428	443	1,546	1,286
Net income	$731	$685	$2,495	$2,138

Earnings per share:
Basic	$0.69	$0.65	$2.37	$2.03
Diluted	$0.68	$0.64	$2.34	$2.00

Weighted average shares used to compute earnings per share:
Basic	1,055	1,053	1,053	1,053
Diluted	1,071	1,069	1,067	1,070
_________________________
(1)	Represents non-recurring items related to our 2007 acquisition of Tanox, Inc.
(2)	Represents the amortization of intangible assets related to the 1999 redemption of our common stock by Roche Holdings, Inc. and our 2007 acquisition of Tanox, Inc.
(3)
"Interest and other income (expense), net" includes interest income, realized gains and losses from the sale of debt and equity securities, write-downs for other-than-temporary impairments in the fair value of certain debt and equity securities and mark-to-market valuation adjustments for various securities. For further detail, refer to our web site at www.gene.com.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	September 30,	December 31,
	2008	2007
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$5,932	$3,975
Accounts receivable - product sales, net	862	847
Accounts receivable - royalties, net	734	620
Accounts receivable - other, net	232	299
Inventories	1,408	1,493
Long-term marketable debt and equity securities	2,606	2,090
Property, plant and equipment, net	5,320	4,986
Goodwill	1,590	1,577
Other intangible assets	1,046	1,168
Other long-term assets	358	366
Total assets	20,611	18,940
Commercial paper	536	599
Total current liabilities	2,836	3,918
Long-term debt(1)	2,504	2,402
Total liabilities	5,985	7,035
Total stockholders' equity	14,626	11,905

	Nine Months Ended September 30,
	2008	2007
Selected consolidated cash flow data:
Capital expenditures(1)	$569	$692

Total depreciation and amortization expense	433	345
_________________________
(1)
Capital expenditures exclude approximately $104 million for the nine months ended September 30, 2008 and $156 million for the nine months ended September 30, 2007 in capitalized costs related to our accounting for construction projects for which we are considered to be the owner during the construction period.  We have recognized related amounts as a construction financing obligation in long-term debt.  The balances in long-term debt related to the construction financing obligation are $495 million at September 30, 2008 and $399 million at December 31, 2007.